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                                                                     EXHIBIT 2.2


                                 AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT

         This Amendment No. 1 to Asset Purchase Agreement is entered into as of December 7, 2001 (the "Effective Date") between Bentley Systems, Incorporated, a Delaware corporation, as representative for itself and each of its direct and indirect majority owned subsidiaries (collectively referred to herein as "Bentley"), and Intergraph Corporation, a Delaware corporation, as representative for itself and each of its direct and indirect majority owned subsidiaries (collectively referred to herein as "Intergraph").

                                   BACKGROUND

         Bentley and Intergraph entered into that certain Asset Purchase Agreement dated December 26, 2000 (the "APA"), pursuant to which Intergraph sold, and Bentley purchased, the Acquired Assets (as defined in the APA).

         Intergraph's FrameWorks product was mistakenly included as one of the Acquired Assets in the APA.

         Bentley and Intergraph desire to amend the APA in order to delete all references therein to FrameWorks as an Acquired Asset.

                                    AGREEMENT

         In consideration of the mutual covenants and promises contained herein, Bentley and Intergraph do hereby agree as follows:

1.   Both parties hereto hereby agree that:

         (a) notwithstanding the appearance of the FrameWork product on any of the APA's schedules, exhibits, or other documents related thereto, FrameWorks is not one of the Acquired Assets; therefore no right, title, or interest in and to the FrameWorks product was granted, transferred, assigned, conveyed or delivered to Bentley pursuant to the APA; and

         (b) as between Bentley and Intergraph, Intergraph is the sole owner of all right, title and interest (including, without limitation, all applicable patents, copyrights, and trademarks) in and to the product FrameWorks.

2.   This Amendment shall be effective as of the Effective Date.

         Bentley and Intergraph, intending to be legally bound hereby, have executed this Amendment as of the date first written above.

BENTLEY SYSTEMS INCORPORATED                       INTERGRAPH CORPORATION




By: /s/ David Nation                            By: /s/ James F. Taylor
   ________________________________                _____________________________
      David Nation                                       James F. Taylor
Its: Senior Vice President of Corporate Affairs    Its: President
     and General Counsel